Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
Heather Reeves, Media Contact 310-231-4142 or hreeves-x@kbhome.com Kelly Masuda, Investor Contact 310-893-7434 or kmasuda@kbhome.com
KB HOME NAMES RAYMOND P. SILCOCK CHIEF FINANCIAL OFFICER
LOS ANGELES (September 9, 2009) — KB Home (NYSE: KBH) today announced that Raymond P. Silcock has been named executive vice president and chief financial officer. With a career spanning three decades, Silcock, 58, brings a wealth of consumer-oriented corporate financial and strategic planning experience to KB Home, including more than ten years as a public company chief financial officer. He will report directly to KB Home president and chief executive officer Jeffrey T. Mezger.
“We are pleased to welcome Ray to KB Home,” said Mezger. “As a seasoned business strategist and financial expert, Ray’s contributions will be invaluable as we remain focused on driving results and efficiencies through our KBnxt operational business model, and returning the company to profitability.”
Silcock most recently served as senior vice president and chief financial officer for UST Inc., a leading S&P 500 consumer products company. Previously, he was executive vice president and chief financial officer of Swift & Company, one of the world’s largest privately held companies with $10 billion in annual sales. Silcock also served as executive vice president and chief financial officer of Cott Corporation, the world’s largest private label bottler of soft drinks, where he played a pivotal role in growing the U.S. business of this Canadian-based company. Earlier in his career, Silcock spent 18 years with Campbell Soup Company.
“I am excited to join the KB Home team, and to building on the sound financial strategies that are already in place,” Silcock said. “I look forward to helping KB Home become an even stronger company in the years to come.”
Silcock will work closely with senior vice president and chief accounting officer William R. Hollinger, who has been leading KB Home’s financial operations. “I would like to thank Bill for his invaluable leadership,” said Mezger. “He has been integral to creating and implementing the strategies that have successfully positioned KB Home for the future.
With these two business leaders on our team, we will continue building on our positive performance.”
Silcock earned an MBA from the Wharton School of the University of Pennsylvania. He also holds a U.K. certification from the Chartered Institute of Management Accountants.
About KB Home
KB Home, one of the nation’s leading homebuilders, has delivered hundreds of thousands of quality homes for families since its founding in 1957. The Company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning homes and communities meet the needs of first-time homebuyers with flexible designs that also appeal to move-up buyers and active adults. Los Angeles-based KB Home was named the #1 homebuilder on FORTUNE® magazine’s 2009 “World’s Most Admired Companies” list. This marks the second year in a row and the third time in the past four years that KB Home has achieved the top ranking. The Company trades under the ticker symbol “KBH,” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
###